Exhibit 99.1

AT THE COMPANY	AT CAMERON ASSOCIATES
Robert Wilson – Chief Financial Officer	Alison Ziegler 212/554-5469
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Reports Q1 2014 Results

First Quarter Highlights:

●	Net income totaled $6.3 million with diluted EPS of $0.44
●	Adjusted EBITDA increased 7.8% to $18.1 million
●	Announced agreement to purchase Ingeus Limited

TUCSON, ARIZONA – May 7, 2014 -- The Providence Service Corporation (Nasdaq: PRSC) today announced its financial results for the first quarter ended March 31, 2014.

First Quarter 2014 Results

For the first quarter of 2014, the Company reported revenue of $289.4 million, an increase of 2.8% from $281.5 million in the first quarter of 2013. Revenue from Providence’s Non-emergency Transportation (NET) services segment grew 2.6% to $198.1 million in the first quarter of 2014 from $193.1 million in the first quarter of 2013. The increase was due primarily to overall membership increases and expansion in certain markets and new contracts in Maine and Utah. The increase in revenue was partially offset by the termination of contracts in Wisconsin in 2013 and the transition of the Connecticut contract from “at risk” to “administrative services only.” Revenue from the Human Services segment increased 3.4% to $91.3 million from $88.4 million in the first quarter of 2013, primarily related to contributions from the foster care contract in Texas which was fully implemented by the end of the quarter.

Net income was $6.3 million, or $0.44 per diluted share, in the first quarter of 2014 compared to net income of $6.7 million, or $0.49 per diluted share, in the first quarter of 2013. Net income in the first quarter of 2014 included approximately $1.8 million in acquisition related costs associated with the pending acquisition of Ingeus Limited, a market leading global employment company. EBITDA (non-GAAP) for the first quarter of 2014 was $15.8 million compared to $16.8 million in the first quarter of 2013. Adjusted EBITDA (non-GAAP) for the first quarter of 2014, which backs out acquisition related fees as well as termination related payments increased 7.8% to $18.1 million compared to $16.8 million in the first quarter of 2013. A reconciliation of net income to EBITDA and Adjusted EBITDA is presented below.

The Company had approximately 17.6 million individuals eligible to receive services under its NET Services contracts at March 31, 2014, an increase of 4.6% from approximately 16.8 million at March 31, 2013. Providence’s direct Human Services client census at March 31, 2014 was approximately 57,400, up 5.2% from 54,500 at March 31, 2013.

During the first quarter of 2014, the Company generated a total of $7.8 million in cash from operations.  At March 31, 2014, the Company had unrestricted cash and cash equivalents of $105.8 million as well as approximately $142.3 million available for borrowing under the 2013 amended and restated senior secured credit facility.  Long-term obligations at March 31, 2014 were $123.5 million.

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64 E. Broadway Blvd. ● Tucson, Arizona 85701 ●Tel 520/747-6600 ●Fax 520/747-6605 ●www.provcorp.com

Providence Service Corporation

“We finished the first quarter of 2014 with solid financial results,” said Warren Rustand, Chief Executive Officer. “Our NET Services segment saw improved margins compared to the first quarter of 2013 as a result of expanded business, favorable transportation utilization rates resulting from inclement weather patterns on the eastern seaboard, negotiated rate adjustments and the exit from certain less profitable markets.”

“Our Human Services segment continued to experience revenue growth in the first quarter of 2014 due primarily to the Texas foster care contract that began in 2013. However, reduced client service volumes in several eastern markets due to the same severe weather factors, as well as weak margins in certain other markets, pressured results in the first quarter of 2014. We are aggressively addressing these markets and are committed to a heightened focus on margin improvement over the course of the next several months.”

“Looking ahead, we are excited about opportunities for growth in 2014. In addition to a robust pipeline of tuck-in acquisitions that could strengthen our market position in selected geographic domestic markets, we announced an agreement to acquire Australia-based Ingeus Limited. The transaction, anticipated to close during the second quarter of 2014, complements our existing businesses, expands our footprint into new markets, diversifies our customer base, and enhances our workforce development expertise. Over time, this combination will expand our capabilities and reach. What makes us most excited about the combination with Ingeus is the international growth potential in workforce development and the great strategic and cultural fit for our company.”

Conference Call

Providence will hold a conference call at 11:00 a.m. EDT (8:00 a.m. PDT/MST) Thursday, May 8, 2014 to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com. The call is also available by dialing (866) 515-2910, or for international callers (617) 399-5124, and by using the passcode 15230798. A replay of the teleconference will be available on http://investor.provcorp.com. A replay will also be available until May 15, 2014 by dialing (888) 286-8010 or (617) 801-6888 and using passcode 34840827.

About Providence

The Providence Service Corporation provides or manages the delivery of home and community based human services and NET management services to primarily government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence is unique in that it provides or manages its human services primarily in the client’s own home or in community based settings rather than in hospitals or other treatment facilities and provides its NET management services through local transportation providers rather than an owned fleet of vehicles. The Company provides a range of services through its direct entities to approximately 57,400 clients at March 31, 2014, with approximately 17.6 million individuals eligible to receive the Company's non-emergency transportation services. The Company had over $1.1 billion in revenues in 2013.

Non-GAAP Presentation

In addition to the financial results prepared in accordance with US generally accepted accounting principles (GAAP) provided throughout this press release, the Company has provided EBITDA and Adjusted EBITDA, non-GAAP measurements. Providence’s management utilizes these non-GAAP measurements as a means to measure overall operating performance and to better compare current operating results with other companies within its industry. Details of the excluded items and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measure are presented in the table below. The non-GAAP measures do not replace the presentation of our GAAP financial results. The Company has provided this supplemental non-GAAP information because the Company believes it provides meaningful comparisons of the results of Providence’s operations for the periods presented in this press release. The non-GAAP measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by some other companies.

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Providence Service Corporation

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, the global credit crisis, capital market conditions, the implementation of the healthcare reform law, state budget changes and legislation and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Income

(in thousands except share and per share data)

(UNAUDITED)

	Three months ended
	March 31,
	2014	2013
Revenues:
Non-emergency transportation services	$198,077	$193,133
Human services	91,326	88,354
Total revenues	289,403	281,487

Operating expenses:
Cost of non-emergency transportation services	175,230	176,684
Client service expense	84,748	75,517
General and administrative expense	13,617	12,452
Depreciation and amortization	3,728	3,729
Total operating expenses	277,323	268,382
Operating income	12,080	13,105

Other expense:
Interest expense, net	1,585	1,751
Income before income taxes	10,495	11,354
Provision for income taxes	4,208	4,676
Net income	$6,287	$6,678

Earnings per share:
Basic	$0.45	$0.51
Diluted	$0.44	$0.49

Weighted-average number of common shares outstanding:
Basic	13,801,456	13,148,717
Diluted	15,257,577	14,507,367

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Providence Service Corporation

Consolidated Balance Sheets

(in thousands except share and per share data)

(UNAUDITED)

	March 31,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$105,840	$98,995
Accounts receivable, net of allowance of $3.9 million in 2014 and $4.2 million in 2013	100,275	88,315
Other receivables	5,624	6,607
Prepaid expenses and other	8,560	11,831
Restricted cash	2,883	3,772
Deferred tax assets	2,932	2,152
Total current assets	226,114	211,672
Property and equipment, net	33,321	32,709
Goodwill	113,154	113,263
Intangible assets, net	41,831	43,476
Other assets	8,869	11,681
Restricted cash, less current portion	11,433	11,957
Total assets	$434,722	$424,758
Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term obligations	$49,000	$48,250
Accounts payable	5,314	3,904
Accrued expenses	59,916	52,484
Accrued transportation costs	54,864	54,962
Deferred revenue	3,818	3,687
Reinsurance liability reserve	7,694	10,778
Total current liabilities	180,606	174,065
Long-term obligations, less current portion	74,500	75,250
Other long-term liabilities	13,313	15,359
Deferred tax liabilities	8,894	9,447
Total liabilities	277,313	274,121
Commitments and contingencies
Stockholders' equity
Common stock: authorized 40,000,000 shares; $0.001 par value; 14,556,544 and 14,477,312 issued and outstanding (including treasury shares)	15	14
Additional paid-in capital	195,581	194,363
Accumulated deficit	(27,354)	(33,641)
Accumulated other comprehensive loss, net of tax	(1,683)	(1,419)
Treasury shares, at cost, 973,564 and 956,442 shares	(16,111)	(15,641)
Total Providence stockholders' equity	150,448	143,676
Non-controlling interest	6,961	6,961
Total stockholders' equity	157,409	150,637
Total liabilities and stockholders' equity	$434,722	$424,758

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three months ended
	March 31,
	2014	2013
Operating activities
Net income	$6,287	$6,678
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,103	1,934
Amortization	1,625	1,795
Provision for doubtful accounts	557	558
Stock based compensation	408	918
Deferred income taxes	(1,333)	(21)
Amortization of deferred financing costs	214	264
Excess tax benefit upon exercise of stock options	(323)	(158)
Other non-cash charges	35	22
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(12,534)	8,905
Other receivables	984	10
Restricted cash	(111)	(410)
Prepaid expenses and other	6,049	(287)
Reinsurance liability reserve	(1,950)	(1,948)
Accounts payable and accrued expenses	8,862	11,349
Accrued transportation costs	(98)	(2,059)
Deferred revenue	131	2,322
Other long-term liabilities	(3,060)	(71)
Net cash provided by operating activities	7,846	29,801
Investing activities
Purchase of property and equipment	(2,723)	(1,438)
Net increase in short-term investments	(5)	(8)
Restricted cash for reinsured claims losses	1,525	46
Net cash used in investing activities	(1,203)	(1,400)
Financing activities
Repurchase of common stock, for treasury	(470)	(384)
Proceeds from common stock issued pursuant to stock option exercise	506	1,878
Excess tax benefit upon exercise of stock options	323	158
Repayment of long-term debt	-	(2,750)
Capital lease payments	(2)	(3)
Net cash provided by (used in) financing activities	357	(1,101)
Effect of exchange rate changes on cash	(155)	(83)
Net change in cash	6,845	27,217
Cash at beginning of period	98,995	55,863
Cash at end of period	$105,840	$83,080

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Providence Service Corporation

The Providence Service Corporation

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA

(in thousands)

(Unaudited)

	Three months ended
	March 31,
	2014	2013

Net income	$6,287	$6,678

Interest expense, net	1,585	1,751
Provision for income taxes	4,208	4,676
Depreciation and amortization	3,728	3,729

EBITDA	15,808	16,834

Acquisition related costs	1,829	-
Payments related to termination of executive officers, net (a)	511	-

Adjusted EBITDA	$18,148	$16,834

(a)	Net of benefit of forfeiture of stock based compensation.

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